Exhibit 10.1

[Semtech logo]

FORM OF

LONG-TERM STOCK INCENTIVE PLAN

AWARD CERTIFICATE

THIS AWARD is made this [Date] by Semtech Corporation, a Delaware Corporation (the “Company”), to [Name] (the “Optionee”).

R E C I T A L S

A. The Company has established the Company’s Long-Term Stock Incentive Plan (the “Plan”) in order to provide employees of the Company with an opportunity to acquire shares of the Company’s common stock (“Stock”).

B. The Plan Administrator has determined that it would be in the best interests of the Company and its stockholders to grant the option described in this Award Certificate to the Optionee as compensation, as an inducement to remain in the service of the Company, and as an incentive for increasing efforts during such service.

NOW, THEREFORE, this Award is made on the following terms and conditions:

1. Definitions and Incorporation. The terms used in this Award Certificate shall have the meanings given to such terms in the Plan. The Plan is hereby incorporated in and made a part of this Award Certificate as if fully set forth herein.

2. Grant of Option. Pursuant to the Plan, the Company hereby grants to the Optionee as of the date hereof the option to purchase all or any part of an aggregate of [Amount] shares of Stock (the “Option”), subject to adjustment in accordance with Section 3(d) of the Plan. The Option is not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended.

3. Option Price. The price to be paid for Stock upon exercise of the Option or any part thereof shall be $[Market Price] per share, which equals the last trading price (in regular trading) of a share of Stock on the Nasdaq stock market on the date of grant of the Award, or if the Stock is not traded on such date, such price on the next succeeding business day.

4. Right to Exercise. Subject to the conditions set forth in this Award Certificate and the Plan, the right to exercise the Option shall accrue as follows, with no portion of the right to exercise accruing on any other date (e.g. no pro-ration) except as specifically set forth in this Award Certificate or the Plan:

Date	Number of Shares
[First year anniversary of grant]	[25% of grant]
[Second year anniversary of grant]	[25% of grant]
[Third year anniversary of grant]	[25% of grant]
[Fourth year anniversary of grant]	[25% of grant]

5. Securities Law Requirements. No part of the Option shall be exercised if counsel to the Company determines that any applicable registration requirement under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable requirement of Federal or State law has not been met.

6. Term of Option. The Option shall terminate in any event on the earliest of (a) the [day before 6 year anniversary of grant] at 11:59 PM, (b) the expiration of the period described in Paragraph 7 below, (c) the expiration of the period described in Paragraph 8 below, or, (d) the expiration of the period described in Paragraph 9 below.

7. Exercise Following Termination of Service. If the Optionee’s service with the Company terminates for any reason, or no reason, whether voluntarily or involuntarily, with or without cause, other than death, disability or retirement, any portion of the Option granted hereunder held by such person which is not then exercisable shall terminate and any portion of the Option which is then exercisable may be exercised within thirty (30) consecutive days after the date of such cessation.

8. Exercise Following Death or Disability. If the Optionee’s service with the Company terminates by reason of the Optionee’s death or disability (as defined below), the Option (to the extent it has not previously been exercised and is then exercisable) may be exercised within one year after the date of the Optionee’s death or termination by reason of disability. In the case of death, the exercise may be made by his or her representative or by the person entitled thereto under the Optionee’s will or the laws of descent and distribution, provided however, that such representative or such person consents in writing to abide by and be subject to the terms of the Plan and this Award Certificate and such writing is delivered to the President of the Company. For purposes hereof, “disability” shall mean a medically determinable physical or mental impairment which has made an individual incapable of engaging in any substantial gainful activity. A condition shall be considered a disability only if (i) it can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and (ii) the Plan Administrator, based on medical evidence, has expressly determined that a disability exists.

9. Exercise Following Retirement. If the Optionee’s service with the Company terminates by reason of retirement (as defined below) the Option (to the extent it has not previously been exercised and is then exercisable) may be exercised within ninety (90) days after the date of the Optionee’s retirement. For purposes hereof, “retirement” shall mean the voluntary cessation of employment by an individual upon the attainment of age sixty-five (65) and the completion of not less than twenty (20) years of service with the Company or a subsidiary.

10. Exercise Following Change of Control. Notwithstanding any other provision to the contrary contained herein, subject to the provisions of Section 3(d) of the Plan, if within one year of a Change in Control (as defined below), the Optionee is terminated without cause or a Constructive Termination (as defined below) occurs with respect to the Optionee, any outstanding Options shall automatically become fully vested and exercisable as of the date of the Change in Control, whether or not then exercisable, without any further action on the part of the Board of Directors of the Company (“Board”), the stockholders or any committee established by the Board to administer the Plan.

For purposes hereof, a “Change in Control” shall mean (i) a merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation do not hold, immediately after such merger or consolidation, more than 50% of the combined voting power of the surviving or acquiring entity (or parent corporation thereof), or (ii) the sale of substantially all of the assets of the Company or assets representing over 50% of the operating revenues of the Company or (iii) any person shall become the beneficial owner of over 50% of the Company’s outstanding Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, or become a controlling person as defined in Rule 405 promulgated under the Securities Act.

For purposes hereof, “Constructive Termination” shall mean Optionee’s voluntary termination within one year of Optionee’s knowledge of the occurrence of (i) a reduction in the Optionee’s base salary after a Change in Control from that in effect immediately prior to the Change in Control; or (ii) a material or substantial reduction or change in job duties, responsibilities, and requirements after a Change in Control from Optionee’s duties, responsibilities, and requirements immediately prior to the Change in Control. A termination shall not be treated as a Constructive Termination if the Optionee shall have specifically consented in writing to the occurrence of the event giving rise to the claim of Constructive Termination.

11. Nontransferability. The Option shall be exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian or legal representative and shall be nontransferable, except that the Optionee may transfer all or any part of the Option by will or by the laws of descent and distribution. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Option or any right thereunder, shall be null and void and, at the Company’s option, shall cause all of the Optionee’s rights under this Award Certificate to terminate.

12. Effect of Exercise. Upon exercise of all or any part of the Option, the number of shares of Stock subject to option under this Award Certificate shall be reduced by the number of shares with respect to which such exercise is made.

13. Exercise of Option. The Option may be exercised by delivering to the Company (a) a written notice of exercise in substantially the form prescribed from time to time by the Plan Administrator and (b) full payment of the option price for each share of Stock purchased under the Option. Such notice shall specify the number of shares of Stock with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than the Optionee, such notice shall be accompanied by proof, satisfactory to the Company, of such person’s right to exercise the Option. The Option price shall be payable (a) in U.S. dollars in cash (by check), (b) by delivery of shares of stock registered in the name of the Optionee having a fair market value at the time of exercise equal to the amount of the purchase price, (c) any combination of the payment of cash and the delivery of stock, or (d) as otherwise approved by the Plan Administrator in its sole and absolute discretion.

14. Withholding Taxes. If the Optionee is an employee or former employee of the Company when all or part of the Option is exercised, the Company may require the Optionee to deliver payment of any withholding taxes (in addition to the option price) in cash with respect to the difference between the Option price and the fair market value of the Stock acquired upon exercise.

15. Issuance of Shares. Subject to the foregoing conditions, the Company, as soon as reasonably practicable after receipt of a proper notice of exercise and without transfer or issue tax or other incidental expense to the person exercising the Option, shall deliver to such person at the principal office of the Company, or such other location as may be acceptable to the Company and such person, one or more certificates for the shares of Stock with respect to which the Option is exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person. However, at the request of the Optionee, such shares may be issued in the names of the Optionee and his or her spouse as (a) joint tenants with right of survivorship, (b) community property, or (c) tenants in common without right of survivorship.

16. Rights as a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any rights as a stockholder of the Company with respect to the stock subject to the Option until a certificate for such shares has been issued to him or her upon exercise of the Option.

17. Notices. Any notice to the Company contemplated by this Award Certificate shall be addressed to it in care of its President; and any notice to the Optionee shall be addressed to him or her at the address on file with the Company on the date hereof or at such other address as he or she may hereafter designate in writing.

18. Not a Contract of Employment. Nothing in this Award Certificate gives Optionee the right to remain in the employ of the Company or any subsidiary or to affect the absolute and unqualified right of the Company and any of its subsidiaries to terminate Optionee’s employment at any time for any reason or no reason and with or without cause or prior notice. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by Optionee and the Company, Optionee is an at will employee whose employment may be terminated without liability at any time for any reason. By accepting this Award, Optionee acknowledges and agrees that (a) a person whose employment is terminated before full vesting of an award, such as the one granted by this Award Certificate, could attempt to argue that he or she was terminated to preclude vesting of the award, (b) that Optionee agrees never to make such a claim, and (c) in any event, Optionee has no right to pro-rated vesting with respect to the Award if his or her employment terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Optionee was actually employed by the Company and/or any of its subsidiaries).

19. Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate and the Plan shall lie within the sole discretion of the Plan Administrator, and the Plan Administrator’s determinations shall be conclusive and binding on all interested persons.

20. Choice of Law—Binding Arbitration. This Award Certificate shall be governed by and construed in accordance with the internal substantive laws (not the law of choice of laws) of the State of California. Any dispute or disagreement regarding the Optionee’s rights under this Award Certificate shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

SEMTECH CORPORATION,
a Delaware corporation

By
[an authorized officer]

Rev:	Oct 2001
Rev	2006 - 6 year term
Rev	2007 - Unilateral